Exhibit 10-21

AMBAC FINANCIAL GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION AGREEMENT
(Executive Officers without Employment Agreements)

Effective as of March 2, 2017 (the “Grant Date”), [[FIRSTNAME]] [[LASTNAME]] (the “Participant”) has been granted an Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Incentive Plan”) and in accordance with the Ambac Financial Group, Inc. Long-Term Incentive Compensation Plan (the “LTIP”) which is a subplan to the Incentive Plan. This Agreement evidences the Award which shall consist of a Full Value Award in the form of performance stock units (“Performance Stock Units”). In addition to the terms and conditions of the Incentive Plan and the LTIP, the Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).

1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan or the LTIP, as applicable.
2.    Grant of Performance Stock Units. Subject to the terms of this Agreement, the Incentive Plan and the LTIP, effective as of the Grant Date the Participant is hereby granted [[GRANTCOMMENT]] Performance Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) with respect to Earned Performance Units (as defined in paragraph 3) as described in paragraph 4. Each Performance Stock Unit awarded hereunder shall become earned and vested as described in paragraph 3 and each Earned Performance Unit (and associated Earned Dividend Equivalent Units thereon as described in paragraph 4) shall be settled in accordance with paragraph 5.
3.    Earning, Vesting and Forfeiture of Performance Stock Units. The Performance Stock Units shall become earned and vested in accordance with the following:

(a)
All Performance Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this subparagraph 3(a). The Participant shall have the ability to earn between 0% and 200% of the Target Performance Units, as determined by the Committee, based on the continuing employment of the Participant during the period beginning on January 1, 2017 and ending on the December 31, 2019 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement). Any Performance Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in subparagraph 3(b), if the Participant’s termination of employment or service with the Company (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Stock Units (or associated Dividend Equivalent Units). The Earned Performance Units (and any associated Earned Dividend Equivalent Units) shall be settled in accordance with paragraph 5 hereof.

(b)
Notwithstanding the provisions of subparagraph 3(a), if the Participant’s Termination Date occurs on or after the first anniversary of the beginning of the Performance Period and prior to the last day of the Performance Period by reason of death, Disability (as defined in subparagraph 3(c)), involuntary termination by the Company other than for Cause (as defined in subparagraph 3(c)), or Retirement (as defined in subparagraph 3(c), the Participant (or, in the event of his death, his beneficiary) shall be entitled to that number of Earned Performance Units (and any associated Earned Dividend Equivalent Units thereon) equal to the product of (A) the number of Earned Performance Units (and any associated Earned Dividend Equivalent Units) that the Participant would have been entitled to receive had his Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals, multiplied by (B) a fraction (1) the numerator of which is the number of days during the Performance Period prior to and including the Termination Date and (2) the denominator of which is the total number of days in the Performance Period.

(c)
For purposes of the Award evidenced by this Agreement, (i) a Participant’s Termination Date shall be considered to occur by reason of Disability if his Termination Date occurs on or after the date on which he is entitled to long-term disability benefits under the Company’s long-term disability plan (or, if the Participant is not eligible for such plan, if the Participant would be entitled to benefits under such plan if he were eligible) and such Termination Date does not occur for any other reason, (ii) the Participant’s Termination Date shall be considered to occur by reason of Cause if the Participant’s Termination Date occurs by reason of termination by the Company and is on account of (A) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company; (B) the improper disclosure by the Participant of proprietary or confidential information of the Company; (C) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company; or (D) poor performance or other reasons under which the Participant terminates not in good standing; provided, however, that the meaning of “Cause” shall be (1) expanded to include any additional grounds for cause-based termination specified in any contract, policy or plan applicable to the Participant or (2) superseded to the extent expressly provided in such contract, policy or plan, and (iii) the Participant’s Termination Date shall be considered to occur on account of Retirement if the Participant’s Termination Date occurs on or after the date on which the Participant has attained age 55 and such termination date does not occur for any other reason.

4.    Dividend Equivalent Units. The Participant shall be credited with Dividend Equivalent Units as follows:

(a)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 200% of the Target Performance Units (the “Maximum Performance Units”) plus the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number.

(b)
If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Maximum Performance Units, plus (iii) the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, rounded down to the nearest whole number.

Dividend Equivalent Units shall be earned on the same basis and to the same extent that the Performance Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalent Units with respect to Earned Performance Units and, to the extent that any Dividend Equivalent Units are credited to the Participant pursuant to this paragraph 4 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalent Units credited to the Participant pursuant to this paragraph 4 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalent Units”.

5.    Settlement. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalent Units) shall be settled as soon as practically possible, but not later than seventy-five (75) days following the end of the Performance Period (the “Settlement Date”). Settlement of the Earned Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and each Earned Dividend Equivalent Unit, with any fractional shares of Common Stock being rounded up to the nearest whole number. Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Stock Units and associated Dividend Equivalent Units outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalent Units shall be automatically cancelled as of the last day of the Performance Period.

6.    Withholding. The Award and settlement thereof are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise to receive upon settlement.
7.    Transferability. The Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.    Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan and the LTIP. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.    Adjustment of Award. The number of Performance Stock Units (and any associated Dividend Equivalent Units) awarded or credited to the Participant pursuant to this Agreement may be adjusted by the Committee in accordance with the terms of the Incentive Plan to reflect certain corporate transactions which affect the number, type or value of the Performance Stock Units (and associated Dividend Equivalent Units).
11.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, through Ambac’s stock compensation administration system or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.    Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Committee may amend this Agreement or the LTIP, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Committee, as the case may be.
14.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Incentive Plan, the LTIP or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.

15.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.    Incentive Plan and LTIP Govern. The Award evidenced by this Agreement is granted pursuant to the Incentive Plan, and the Performance Stock Units and this Agreement are in all respects governed by the Incentive Plan (including the LTIP) and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.    Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
PERFORMANCE GOALS

Weight of Award between AAC and AFG Performance:

AAC Percentage: 80%
AFG Percentage: 20%

Performance Goals

The Award evidenced by the Agreement shall be earned based on the satisfaction of the Performance Goals described in this Exhibit A determined based on the rating calculated pursuant to the following table:

		AAC			AFG
Rating	Payout Multiple	ALR	Adjusted Net Asset Value ($mm)	ACC Outstanding ($bn)	Cumulative EBITDA ($mm)
1	2.00	105.3%	$312	$10.50	$19
2	1.50	102.8%	$167	$11.00	$16
3	1.25	100.3%	$18	$11.25	$13
4	1.00	97.8%	$(134)	$11.50	$6
5	0.50	95.3%	$(290)	$12.00	$3
6	0.00	92.8%	$(450)	$17.04	$0

With respect to the AAC Performance Goal, the applicable rating shall be determined (i) 70% based on the higher of (1) the ALR or (2) the Adjusted Net Asset Value, and (ii) 30% based on the ACC Outstanding during the Performance Period. Linear interpolation between payout multiples of ALR, Adjusted Net Asset Value and the ACC Outstanding, as applicable, will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalent Units) becoming Earned Performance Units (and Earned Dividend Equivalent Units).

With respect to the AFG Performance Goal, the applicable rating shall be determined based on Cumulative EBITDA. Linear interpolation between payout multiples of Cumulative EBITDA will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalent Units) becoming Earned Performance Units (and Earned Dividend Equivalent Units).

All determinations as to whether the Performance Goals have been satisfied will be determined by the Committee in accordance with the provisions of the LTIP, including Section 3(f) thereof. Notwithstanding anything contained herein to the contrary, irrespective of AFG’s Cumulative EBITDA, no Target Performance Units (or associated Dividend Equivalent Units) will become

Earned Performance Units (and Earned Dividend Equivalent Units) if AAC does not generate a payout multiple greater than zero.

For purposes of the foregoing table, the following definitions shall apply:

AAC: Ambac Assurance Corporation.

ACC Outstanding: The net par outstanding for those adversely classified credits so identified by AFG and its subsidiaries, including Ambac Assurance UK, Limited (“Ambac UK”). For non-U.S. exposures, the currency exchange rates to be used shall be those beginning on the first day of the Performance Period.

Adjusted Net Asset Value: The value determined by reducing Assets by Liabilities, determined as of the last day of the Performance Period.

AFG: Ambac Financial Group, Inc.

ALR: The ratio determined by dividing (a) Assets by (b) Liabilities, determined as of the last day of the Performance Period. For purposes of this ratio, Assets and Liabilities shall be increased for the amount of representation and warranty receipts that were subsequently used to settle Liabilities.

Assets: The sum of the following relating to the Included Entities: (i) cash, (ii) invested assets, (iii) loans, (iv) investment income due and accrued, (v) net receivables (payables) for security sales (purchases), (vi) all tax tolling payments or dividends made by AAC to AFG during the Performance Period and (vii) cash pledged as collateral to derivative counterparties determined as of the last day of the Performance Period.

Additionally, for commutation and/or settlement payments, assets should include the difference between the payment amount and the prior quarter’s GCL (as defined below) for that policy, if the payment had an adverse impact on the ALR or NAV. Such difference will only be considered an asset if approved by the Committee.

Cumulative EBITDA: AFG’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) for the Performance Period. This includes all of AFG’s subsidiaries excluding AAC and AAC’s subsidiaries.

Included Entities: AAC and its subsidiaries, except for Ambac UK and Ambac UK’s subsidiaries. Additionally, may include any other entities that the Committee shall determine.

Liabilities: The sum of the following relating to the Included Entities (unless otherwise specified): (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP (“GCL”), (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps (prior to any AAC credit valuation adjustments), (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), (v) the face value of outstanding preferred stock, (vi) GAAP carrying value of RMBS secured borrowings, and any such similar borrowings of AAC, all as determined as of the last day of the Performance Period and (vii) the par and accrued interest of any new obligations created in connection with any recapitalization of AAC.